Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exela Technologies, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-222973), (No. 333-219494), and (No. 333-219157) on Form S-3 and the registration statement (No. 333-222743) on Form S-8 of Exela Technologies, Inc. of our report dated March 16, 2018, with respect to the consolidated balance sheets of Exela Technologies, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the "consolidated financial statements"), which report appears in the December 31, 2017 annual report on Form 10-K of Exela Technologies, Inc..

Dallas, Texas
April 10, 2018